First M&F Corp. Investor Information
CONTACT:	John G. Copeland
Chief Financial Officer
(662) 289-8594

December 16, 2008

FOR IMMEDIATE RELEASE

First M&F Corp. approved to participate in U.S. Treasury Capital Purchase Program

KOSCIUSKO, Miss. - First M&F Corporation (NASDAQ: FMFC) announced today the preliminary approval of the Treasury Department to participate in the Troubled Asset Relief Program’s (TARP) Capital Purchase Program.  Although participation by sound and well-capitalized banks like First M&F has been encouraged by the Treasury Department, the program is entirely voluntary.  The Company’s participation is subject to standard closing conditions.  The Program provides for an investment in the Company by the Treasury of up to 3% of Risk-Based Assets in the form of Preferred Stock with common stock warrants of 15% of the Preferred investment.  The Company applied for approval of up to $40 million in non-voting senior preferred shares.

The Capital Purchase Program is intended to increase the flow of credit to worthy borrowers and to restore confidence in the nation’s banking system.  “This program will further strengthen our already well-capitalized balance sheet.  We view it as a defensive measure against further weakening in the economy and as an offensive measure, allowing us to grow loans as the opportunities present themselves,” said CEO and Chairman, Hugh Potts, Jr.

The issuers under this capital program will pay a 5% dividend for the first five years and 9% thereafter unless redeemed.  The preferred stock may be redeemed after a minimum of three years.  The stock warrants issued will be 10-year warrants.

First M&F Corporation is a $1.6 billion bank holding company with 50 banking locations throughout Central and North Mississippi, in Shelby County, Alabama, in Southwest Tennessee, including the Memphis metro area and in Okaloosa County, Florida.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.